StemCells, Inc. Reports Top Line Results for its Phase I/II Study in Dry Age Related Macular
Degeneration

Initiates Phase II Proof-of-Concept Radiant™ Study in AMD

NEWARK, CA, June 26, 2015 (GLOBE NEWSWIRE) — StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing novel cell-based therapeutics for treating diseases and disorders of the central nervous system, announced today that Dr. Stephen Huhn, its Vice President of Clinical Research and Chief Medical Officer, presented an overview of the Company’s clinical translation efforts to date, including a summary of the safety and preliminary efficacy data from the Company’s Phase I/II study investigating its proprietary HuCNS-SC® cells (purified human neural stem cells) as a potential therapy for geographic atrophy the most advanced form of dry age related macular degeneration (AMD). The summary was presented Friday, June 26, at 4:00 p.m. CEST, at the 2015 Annual Meeting of the International Society for Stem Cell Research (ISSCR) being held in Stockholm, Sweden.

The Company’s 15-patient, open-label, Phase I/II trial was designed to evaluate the safety and preliminary efficacy of sub-retinal HuCNS-SC cell transplantation in geographic atrophy (GA), the most advanced form of dry AMD. Multiple safety and efficacy assessments were incorporated into the study, including various assessments of visual function and measurements of disease status by direct retinal examination. The tests in the study included best-corrected visual acuity (BCVA), contrast sensitivity (CS), microperimetry for analysis of visual function, optical coherence tomography (OCT), and fundus autofluorescence (FAF) to measure the extent of the underlying geographic atrophy.

The safety profile emerging from the Phase I/II study supports the recent initiation of the Company’s Radiant Study, a Phase II controlled proof-of-concept trial. The BCVA and CS measurements for the majority of the patients in the study either improved or remained stable in the treated eye. OCT analysis showed increases in central subfield thickness and in macular volume in the treated eye relative to the untreated eye. The prospective analysis of both cohorts in the study showed GA growth rates in the study eye that were lower than those seen in the control eye, consistent with the previously reported interim findings for Cohort I alone. However, to further investigate the possible effect of the cells on GA and to inform future clinical development, the Company subsequently engaged a reading center to perform a separate post-hoc assessment. The separate assessments have revealed greater than anticipated variability in grading of the images. While the prospective analysis for both Cohorts continues to show a decrease in the rate of GA progression in the treated eye for the majority of the patients, the post-hoc analysis did not reveal a similar trend. Further analysis of the collective data is ongoing to determine possible explanations for these findings.

“While this was a small open label study, we are encouraged by the continuing strong safety profile of the cells and the favorable trends we have observed in the study’s best corrected visual acuity, contrast sensitivity and optical coherence tomography assessments,” commented Dr. Huhn. “While at this time we cannot draw strong inferences about the rate of geographic atrophy progression from this small Phase I study, the Phase II Radiant Study design addresses the known limitations of the Phase I/II study. For example, the patient inclusion criteria will help ensure a study population that is more homogenous and more representative of the target population of patients with AMD, with less advanced disease and therefore more measurable GA.

“We are therefore very pleased and excited to take the next important step in clinical development of the Company’s AMD program. The Phase II Radiant Study has been initiated and the trial is designed to formally compare outcomes between the transplanted and non-transplanted eye in each patient in order to demonstrate slowing of the progression of the disease. The first active site is enrolling and we plan to have approximately twenty U.S. sites eventually participating in the study.”

About Age-Related Macular Degeneration

Age-related macular degeneration refers to a loss of photoreceptors (rods and cones) from the macula, the central part of the retina. AMD is a degenerative retinal disease that typically strikes adults in their 50s or early 60s and gradually progresses to destroy central vision. According to the Foundation Fighting Blindness website, an estimated ten million people in the U.S. either have AMD or are at substantial risk for receiving the diagnosis. Overall, about 85% of patients with AMD suffer from the dry form of the disease, and the advanced dry form of AMD is referred to as Geographic Atrophy. There are no therapies currently available to treat the dry form of the disease.

About the Phase I/II Trial

The Company’s Phase I/II trial evaluated the safety and preliminary efficacy of HuCNS-SC cells as a treatment for dry AMD. The investigation was divided into two sequential cohorts. Subjects were enrolled into each cohort based on best-corrected visual acuity (BCVA) as determined by the Electronic Early Treatment Diabetic Retinopathy Study (E-ETDRS) acuity test. BCVA of less than or equal to 20/400 in the Study Eye were enrolled in Cohort I. Subjects with BCVA of 20/320 to 20/100 in the Study Eye were enrolled in Cohort II. Cohort I consisted of four subjects who underwent transplant with 200,000 cells followed by four subjects who underwent transplant with 1 million cells. Cohort II consisted of 7 subjects who underwent transplant with 1 million cells. The HuCNS-SC cells were administered by a single injection into the space behind the retina in the most affected eye. Patients’ vision was evaluated using both conventional and advanced state-of-the-art methods of ophthalmological assessment. Evaluations were performed at predetermined intervals over a one-year period to assess safety and signs of visual benefit. Patients will then be followed in a separate observational study. The trial enrolled patients at three centers:

Retina Foundation of the Southwest, Dallas, TX; Byers Eye Institute at Stanford, Stanford Hospital and Clinics; Palo Alto, CA; and New York Eye and Ear Infirmary, New York City, NY.

Information about the Company’s Dry Age Related Macular Degeneration program can be found on the StemCells, Inc. website at:

http://www.stemcellsinc.com/Clinical-Programs/AMD

Additional information about the RadiantTM clinical trial is available at the U.S. National Institutes of Health website at:

https://clinicaltrials.gov/show/NCT02467634

About HuCNS-SC Cells

StemCells, Inc. has demonstrated human safety data from completed and ongoing clinical studies in which its proprietary HuCNS-SC cells have been transplanted directly into all three components of the central nervous system: the brain, the spinal cord and the eye. StemCells, Inc. clinicians and scientists believe that HuCNS-SC cells may have broad therapeutic application for many diseases and disorders of the CNS. Because the transplanted HuCNS-SC cells have been shown to engraft and survive long-term in humans, there is the possibility of a durable clinical effect following a single transplantation. The HuCNS-SC platform technology is a highly purified composition of human neural stem cells (tissue-derived or “adult” stem cells). Manufactured under cGMP standards, the Company’s HuCNS-SC cells are purified, expanded in culture, cryopreserved, and then stored as banks of cells, ready to be made into individual patient doses when needed.

About StemCells, Inc.

StemCells, Inc. is currently engaged in clinical development of its HuCNS-SC® platform technology (purified human neural stem cells) as a potential treatment for disorders of the central nervous system (CNS). Top line data from the Company’s Phase I/II clinical trial in thoracic spinal cord injury (SCI) showed measurable gains involving multiple sensory modalities and segments, including the conversion of 2 of 7 patients enrolled in the study with complete injuries (AIS A) converting to incomplete injuries (AIS B), post-transplant. In addition to the completion of the Phase I/II thoracic SCI study and the ongoing Pathway study, StemCells, Inc. has completed enrollment in its Phase I/II clinical trial in geographic atrophy of age-related macular degeneration (GA-AMD), the most severe form of dry AMD and the leading cause of blindness in the elderly. Based upon interim results for patients who had completed twelve months of follow-up, the Company reported reductions in the rate of progression in GA as compared to the untreated eye and the expected natural history of the disease, although these observations were not confirmed in a subsequent post hoc analysis. In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company showed preliminary evidence of progressive and durable donor-derived myelination by MRI. Further information about StemCells, Inc. is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospects associated with detecting potential clinical benefit from the use of the Company’s HuCNS-SC cells; the ability of HuCNS-SC cells to affect the rate of geographic atrophy; the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; the prospect that the Company can initiate the necessary clinical trial sites and enroll study subjects in a timely fashion, if at all, in the Radiant and Pathway Phase II Studies; and the likelihood that early signs of clinical efficacy can be replicated in future clinical studies. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, AMD, PMD, or any other condition; uncertainties about whether data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing or conduct future clinical trials; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding the Company’s manufacturing capabilities given its increasing clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in its subsequent reports on Form 10-Q and Form 8-K.

CONTACT:

Greg Schiffman
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Lena Evans
Russo Partners
(212) 845-4262

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